                                        Exhibit 99.1
JELD-WEN Reports Second Quarter 2025 Results and Reinstates Full Year Guidance
August 5, 2025
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the three and six months ended June 28, 2025. Comparability is to the same period in the prior year.
Second Quarter Highlights
•Net revenues of $823.7 million decreased (16.5%) in the second quarter driven by a decrease in Core Revenues of (13%) combined with a decrease in net revenues from the court-ordered divestiture of Towanda of (5%). These were partially offset by a favorable foreign exchange impact of 1%. The decline in Core Revenues was driven by a (14%) decrease in volume/mix, partially offset by a 1% benefit from price realization.
•Net loss from continuing operations was ($22.3) million or ($0.26) per share, compared to net loss from continuing operations of ($18.5) million, or ($0.22) per share, during the same quarter a year ago. Operating (loss) income margin was (1.7%) and 0.5% for the quarters ended June 28, 2025 and June 29, 2024, respectively.
•Adjusted EBITDA from continuing operations was $39.0 million, a decrease of ($45.8) million compared to $84.8 million during the same quarter a year ago. Adjusted EBITDA Margin from continuing operations was 4.7%, a decrease of (390) basis points in the second quarter due to unfavorable volume/mix, partially offset by favorable productivity and lower SG&A expense.
“While the second quarter brought continued challenges, we managed the uncertainty effectively, delivering cost reductions across the business,” said Chief Executive Officer William J. Christensen. “We are making steady progress improving quality and service, though we recognize there is more work ahead. That focus, combined with disciplined execution, is helping us navigate a still-uncertain macro environment. As always, we remain committed to meeting our customers’ needs and positioning the business for long-term success as demand returns to more normalized levels.”
Second Quarter 2025 Results
Net revenues for the three months ended June 28, 2025, were $823.7 million, a decrease of ($162.3) million, or (16.5%), compared to $986.0 million for the same period last year. The decrease in net revenues was primarily driven by a decrease in Core Revenues of (13%) and a decrease in net revenues from the court-ordered divestiture of Towanda of (5%). These were partially offset by a favorable foreign exchange impact of 1%. The decline in Core Revenues was driven by a (14%) decrease in volume/mix, partially offset by a 1% benefit from price realization.
Net loss from continuing operations was ($22.3) million in the second quarter, similar to a net loss from continuing operations of ($18.5) million in the same period last year. Adjusted Net Loss from continuing operations for the second quarter was ($3.4) million, a decrease of ($32.8) million compared to Adjusted Net Income from continuing operations of $29.4 million in the same period last year.
Net loss per share from continuing operations for the second quarter was ($0.26), compared to a net loss from continuing operations per share of ($0.22) in the same quarter last year. Adjusted EPS from continuing operations for the second quarter was ($0.04) compared to $0.34 in the same quarter last year. Adjusted EPS from continuing operations for the quarter ended June 28, 2025, excludes net after-tax charges of $18.9 million, or $0.22 per diluted share, associated mainly with costs to execute on the Company's transformation journey. Adjusted EPS from continuing operations for the quarter ended June 29, 2024, excludes net after-tax charges of $47.9 million or $0.55 per diluted share.
Adjusted EBITDA from continuing operations was $39.0 million, a decline of ($45.8) million compared to $84.8 million during the same quarter last year. While we drove significant improvements from our transformation activities, these benefits were more than offset by the impact of lower sales, negative price/cost and the associated loss of productivity. Adjusted EBITDA Margin from continuing operations was 4.7%, a decrease of (390) basis points in the second quarter due to unfavorable volume/mix, partially offset by favorable productivity and lower SG&A.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

On a segment basis for the second quarter of 2025, compared to the same period last year:
•North America - Net revenue was $555.7 million, a decline of ($154.9) million, or (21.8%), driven by a decrease in Core Revenues of (15%) and a decrease in net revenues from the court-ordered divestiture of Towanda of (7%). The decrease in Core revenues was driven by a (16%) decline in volume/mix due to weakened market demand, partially offset by a 1% benefit from price realization. Net income from continuing operations was $8.9 million, a decline of ($21.8) million year-over-year. Adjusted EBITDA from continuing operations was $34.7 million, a decline of ($40.9) million primarily due to unfavorable volume/mix, price/cost, and productivity, partially offset by lower SG&A.
•Europe - Net revenue was $268.1 million, a decline of ($7.4) million, or (2.7%), driven by a decrease in Core Revenues of (8%), partially offset by a favorable foreign exchange impact of 5%. Core Revenues decreased primarily due to unfavorable volume/mix of (10%) primarily due to market softness across the region, partially offset by a 2% benefit from price realization. Net loss from continuing operations was ($4.0) million, an increase of $1.1 million year-over-year. Adjusted EBITDA from continuing operations was $17.0 million, a decline of ($3.4) million primarily due to unfavorable volume/mix, partially offset by favorable productivity and price/cost.
Cash Flow
Net cash used in operating activities was ($48.9) million in the six months ended June 28, 2025, compared to cash provided by operating activities of $40.4 million in the six months ended June 29, 2024. The increase in net cash used in operating activities was primarily due to the decrease in earnings of ($165.4) million, inclusive of a $137.7 million non-cash goodwill impairment charge related to our North America reporting unit during the first quarter of 2025, and a $39.5 million increase in net cash used in our working capital accounts. The impact of accounts receivable, net of ($38.4) million was unfavorable in the six months ended June 28, 2025, compared to the six months ended June 29, 2024, which was primarily due to the decrease in sales outpacing the decrease in accounts receivable. The ($25.6) million unfavorable impact from accounts payable is primarily due to decreased inventory purchases in North America and lower payables for professional expenses associated with a transformation consultant when compared to the prior year. The $24.5 million favorable impact of inventory is primarily due to a reduction in purchases of materials in North America.
Capital expenditures in the six months ended June 28, 2025, increased by $2.0 million to $76.1 million, up from $74.1 million in the six months ended June 29, 2024. Free Cash Flow used in the six months ended June 28, 2025, was ($125.1) million, compared to Free Cash Flow used in the six months ended June 29, 2024, of ($33.8) million. This does not include the impact of the court-ordered divestiture of our Towanda facility proceeds of $110.7 million, which was completed in the first quarter of the current year.
Full Year 2025 Guidance Reinstatement and Update
JELD-WEN previously announced that it was not in a position to update its full-year 2025 outlook during its earnings call on May 6, 2025, given the uncertainties around the general economy following a number of significant tariff announcements from the federal government. While tariff uncertainty remains, the Company is reinstating and updating its full-year 2025 financial outlook.
JELD-WEN is providing its 2025 revenue guidance of $3.2 to $3.4 billion, which reflects a year-over-year decline in core revenues of approximately (4%) to (9%) compared to 2024. Additionally, the Company expects its Adjusted EBITDA to be in the range of $170 to $200 million, reflecting continued pressure from a competitive pricing and volume environment.

	Revenue	Adjusted EBITDA	Core Revenue Decline
2025 Guidance	$3.2 to $3.4 billion	$170 to $200 million	Down (4%) to (9%)
With the revenue and EBITDA guidance, the Company now expects operating cash flow to be an approximate $10 million use of cash.
Conference Call Information
JELD-WEN management will host a conference call on August 6, 2025, at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-596-4144 from the United States or +1-646-968-2525 internationally and using ID 6778283. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

About JELD-WEN Holding, Inc.
JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, JELD-WEN operates facilities in 14 countries in North America and Europe and employs approximately 16,000 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD-WEN.com or follow us on LinkedIn.
Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com
Media Contact:
JELD-WEN Holding, Inc.
Melissa Farrington
Vice President, Enterprise Communications
262-350-6021
mfarrington@jeldwen.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our strategic transformation journey, footprint rationalization, cost reduction and modernization initiatives, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, geopolitical and economic uncertainty, security breaches and other cybersecurity incidents, impacts on our business from weather and climate change, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties and other factors, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q filed in 2025 and our other filings with the U.S. Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, Adjusted EPS from continuing operations, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release.

The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management is not able to provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. Although the Company believes the assumptions reflected in the range of its 2025 guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, ongoing geopolitical conflicts, disruptions in supply chains, and changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition, the guidance ranges provided for 2025 do not include the impact of potential acquisitions or divestitures. The variability of these items may have a significant impact on our future GAAP results.
Other companies may compute these measures differently. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.
We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenue as net revenue excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.
We use Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, and Adjusted EPS from continuing operations because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA from continuing operations. Adjusted EBITDA from continuing operations should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.
We define Adjusted EBITDA from continuing operations as income (loss) from continuing operations, net of tax, adjusted for the following items: income tax expense (benefit); depreciation and amortization; interest expense (income), net; and certain special items consisting of non-recurring net legal and professional expenses and settlements; goodwill impairment; restructuring and asset-related charges; M&A related costs; net (gain) loss on sale of business, property and equipment; loss on extinguishment and refinancing of debt; share-based compensation expense; non-cash foreign exchange transaction/translation (gain) loss; and other special items. We use Adjusted EBITDA from continuing operations because we believe this measure assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted Net (Loss) Income from continuing operations represents loss from continuing operations adjusted for the after-tax impact of (i) certain special items used to calculate Adjusted EBITDA from continuing operations as described above and (ii) accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.
Adjusted EPS from continuing operations represents loss from continuing operations per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net (Loss) Income from continuing operations as described above.
Adjusted EBITDA Margin from continuing operations represents Adjusted EBITDA from continuing operations as a percentage of net revenues.
We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered as an alternative to net cash (used in) provided by operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA from continuing operations for the last twelve-month period.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	June 28, 2025	June 29, 2024	% Variance
Net revenues	$823.7	$986.0	(16.5)%
Cost of sales	680.3	796.0	(14.5)%
Gross margin	143.4	190.0	(24.5)%
Selling, general and administrative	148.5	168.5	(11.9)%
Restructuring and asset-related charges	8.8	16.4	(46.2)%
Operating (loss) income	(13.9)	5.1	(370.5)%
Interest expense, net	16.5	16.6	(0.5)%
Other income, net	(4.6)	(2.5)	84.8%
Loss from continuing operations before taxes	(25.8)	(8.9)	189.1%
Income tax (benefit) expense	(3.5)	9.6	(136.7)%
Loss from continuing operations, net of tax	(22.3)	(18.5)	20.6%
Gain on sale of discontinued operations, net of tax	0.8	—	NM
Net loss	$(21.5)	$(18.5)	16.4%
Diluted Net loss per share from continuing operations	$(0.26)	$(0.22)
Diluted Net income per share from discontinued operations	0.01	—
Diluted Net loss per share	$(0.25)	$(0.22)
Diluted Shares	85,298,517	85,271,699
Other financial data:
Operating (loss) income margin	(1.7)%	0.5%
Adjusted EBITDA from continuing operations(1)	$39.0	$84.8	(54.0)%
Adjusted EBITDA Margin from continuing operations(1)	4.7%	8.6%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Six Months Ended
	June 28, 2025	June 29, 2024	% Variance
Net revenues	$1,599.7	$1,945.1	(17.8)%
Cost of sales	1,344.3	1,582.5	(15.1)%
Gross margin	255.5	362.6	(29.5)%
Selling, general and administrative	293.2	351.3	(16.5)%
Goodwill impairment	137.7	—	NM
Restructuring and asset-related charges	23.4	34.5	(32.2)%
Operating loss	(198.9)	(23.1)	759.6%
Interest expense, net	31.4	32.3	(2.6)%
Loss on extinguishment and refinancing of debt	0.2	1.4	(83.6)%
Other income, net	(15.2)	(16.8)	(9.3)%
Loss from continuing operations before taxes	(215.3)	(40.1)	437.1%
Income tax (benefit) expense	(2.9)	6.1	(147.2)%
Loss from continuing operations, net of tax	(212.4)	(46.2)	359.6%
Gain on sale of discontinued operations, net of tax	0.8	—	NM
Net loss	$(211.7)	$(46.2)	357.9%
Diluted Net loss per share from continuing operations	$(2.50)	$(0.54)
Diluted Net income per share from discontinued operations	0.01	—
Diluted Net loss per share	$(2.49)	$(0.54)
Diluted shares	85,111,100	85,397,067
Other financial data:
Operating loss margin	(12.4)%	(1.2)%
Adjusted EBITDA from continuing operations(1)	$60.9	$153.5	(60.3)%
Adjusted EBITDA Margin from continuing operations(1)	3.8%	7.9%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	June 28, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$134.1	$150.3
Restricted cash	0.7	0.7
Accounts receivable, net	447.6	388.4
Inventories	466.6	460.1
Other current assets	73.6	73.4
Assets held for sale	—	126.9
Total current assets	1,122.6	1,199.9
Property and equipment, net	724.5	681.4
Deferred tax assets	157.1	143.3
Goodwill	196.6	315.2
Intangible assets, net	100.5	102.0
Operating lease assets, net	182.4	126.3
Other assets	59.2	52.1
Total assets	$2,542.9	$2,620.2
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$286.8	$264.9
Accrued payroll and benefits	101.1	89.6
Accrued expenses and other current liabilities	221.8	224.2
Current maturities of long-term debt	23.3	30.9
Liabilities held for sale	—	15.3
Total current liabilities	633.0	625.0
Long-term debt	1,155.4	1,152.4
Unfunded pension liability	26.2	21.6
Operating lease liability	162.6	105.5
Deferred credits and other liabilities	82.3	89.9
Deferred tax liabilities	6.5	5.7
Total liabilities	2,065.8	2,000.1
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 85,338,335 and 84,653,408 shares issued and outstanding, respectively	0.9	0.8
Additional paid-in capital	776.0	769.1
Accumulated deficit	(232.0)	(20.4)
Accumulated other comprehensive loss	(67.7)	(129.5)
Total shareholders’ equity	477.1	620.1
Total liabilities and shareholders’ equity	$2,542.9	$2,620.2

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Six Months Ended
	June 28, 2025	June 29, 2024
OPERATING ACTIVITIES
Net loss	$(211.7)	$(46.2)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	54.7	69.7
Deferred income taxes	(11.7)	(11.8)
Net gain on sale of business, property and equipment	(2.5)	(2.8)
Goodwill impairment	137.7	—
Adjustment to carrying value of assets	3.6	9.2
Amortization of deferred financing costs	1.1	0.9
Loss on extinguishment and refinancing of debt	0.2	0.8
Loss on foreign currency translation adjustment related to the substantial liquidation of a foreign subsidiary	—	4.3
Gain on sale of discontinued operations	(1.0)	—
Share-based compensation expense	7.7	10.1
Recovery of cost from receipts on impaired notes	—	(1.4)
Other items, net	1.4	(3.9)
Net change in operating assets and liabilities:
Accounts receivable	(40.6)	(2.3)
Inventories	10.4	(14.2)
Other assets	3.4	7.7
Accounts payable and accrued expenses	2.5	19.6
Change in short-term and long-term tax liabilities	(4.1)	0.6
Net cash (used in) provided by operating activities	(48.9)	40.4
INVESTING ACTIVITIES
Purchases of property and equipment	(66.0)	(67.8)
Proceeds from sale of property and equipment	2.6	4.3
Purchase of intangible assets	(10.1)	(6.3)
Proceeds related to the court-ordered divestiture of Towanda	110.7	—
Recovery of cost from receipts on impaired notes	—	1.4
Cash received for notes receivable	—	—
Cash received from insurance proceeds	0.3	1.7
Purchase of securities for deferred compensation plan	(0.5)	(2.8)
Net cash provided by (used in) investing activities	36.8	(69.6)
FINANCING ACTIVITIES
Change in long-term debt and payments of debt extinguishment costs	(11.5)	(15.8)
Common stock issued for exercise of options	—	2.5
Common stock repurchased	—	(24.3)
Payments to tax authorities for employee share-based compensation	(0.5)	(0.9)
Payments related to the sale of JW Australia	(0.8)	(1.4)
Net cash used in financing activities	(12.8)	(39.8)
Effect of foreign currency exchange rates on cash	8.7	(6.5)
Net decrease in cash and cash equivalents	(16.2)	(75.5)
Cash, cash equivalents and restricted cash, beginning	151.0	289.1
Cash, cash equivalents and restricted cash, ending	$134.8	$213.6

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
(amounts in millions)	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Loss from continuing operations, net of tax	$(22.3)	$(18.5)	$(212.4)	$(46.2)
Income tax (benefit) expense	(3.5)	9.6	(2.9)	6.1
Depreciation and amortization(1)	27.4	28.2	54.7	69.7
Interest expense, net	16.5	16.6	31.4	32.3
Special items:
Net legal and professional expenses and settlements(2)	8.6	20.3	20.5	37.5
Goodwill impairment(3)	—	—	137.7	—
Restructuring and asset-related charges, net(4)(5)	8.8	16.4	23.4	34.5
M&A related costs (income)(6)	0.1	5.1	(0.5)	6.2
Net (gain) loss on sale of business, property and equipment(7)	(2.2)	0.1	(2.8)	(2.8)
Loss on extinguishment and refinancing of debt(8)	—	—	0.2	1.4
Share-based compensation expense(9)	4.4	5.1	7.7	10.1
Non-cash foreign exchange transaction/translation gain(10)	—	(1.2)	—	(2.7)
Other special items(11)	1.1	3.1	3.9	7.4
Adjusted EBITDA from continuing operations	$39.0	$84.8	$60.9	$153.5
(1)Depreciation and amortization expense includes accelerated amortization of $14.1 million in the six months ended June 29, 2024, in Corporate and unallocated costs for an ERP system that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.
(2)Net legal and professional expenses and settlements include non-recurring transformation journey expenses of $8.1 million and $19.3 million in the three and six months ended June 28, 2025, respectively, and $18.2 million and $34.6 million in the three and six months ended June 29, 2024, respectively. For the three and six months ended June 28, 2025, these expenses primarily relate to project-based consulting fees that directly support the transformation journey that are not expected to recur in the foreseeable future. These projects include the centralization of human resources processes, North America supply chain network optimization strategy, and other projects related to our transformation journey. For the three and six months ended June 29, 2024, these expenses primarily relate to the engagement of a transformation consultant for a period spanning from the third quarter of 2023 through April 2025, for which we incurred $13.8 million and $28.4 million in the three and six months ended June 29, 2024, respectively. Expenses for this transformation consultant’s engagement, which was extended into 2025, included $0.4 million and $2.5 million in the three and six months ended June 28, 2025, respectively. Additionally, net legal and professional expenses and settlements include $(0.6) million and a nominal amount in the three and six months ended June 28, 2025, respectively, and $1.5 million and $2.6 million in the three and six months ended June 29, 2024, respectively, relating to litigation of historic legal matters.
(3)Goodwill impairment consists of goodwill impairment charges associated with our North America reporting unit.
(4)Represents severance, accelerated depreciation and amortization, equipment relocation and other expenses directly incurred as a result of restructuring events. The restructuring charges primarily relate to charges incurred to change the operating structure, eliminate certain roles, and close certain manufacturing facilities in our North America and Europe segments.
(5)Product and inventory-related charges related to announced facility closures were detrimental to Adjusted EBITDA from continuing operations.
(6)M&A related costs (income) consist primarily of legal and professional expenses related to the court-ordered divestiture of Towanda.
(7)Net gain on sale of business, property and equipment in the three months ended June 28, 2025, primarily relates to the sale of property and equipment in Marion, North Carolina. Net gain on sale of business, property and equipment in the six months ended June 28, 2025, primarily relates to the court-ordered divestiture of Towanda and the sale of property and equipment in Marion, North Carolina. Net gain on sale of business, property and equipment in the six months ended June 29, 2024, primarily relates to the sale of property in Chile.

(8)Loss on extinguishment and refinancing of debt consists of $0.2 million in the six months ended June 28, 2025, associated with an amendment of our ABL Facility and $1.4 million in the six months ended June 29, 2024, associated with an amendment of our Term Loan Facility.
(9)Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(10)Non-cash foreign exchange transaction/translation gain is primarily associated with fair value adjustments of foreign currency derivatives and revaluation of balances denominated in foreign currencies.
(11)Other special items not core to ongoing business activity include: (i) in the three months ended June 29, 2024, a one-time realized foreign currency loss of $1.6 million in our Europe segment related to a cash repatriation event; (ii) the six months ended June 29, 2024, a loss of $4.3 million of cumulative foreign currency translation adjustments related to the substantial liquidation of a foreign subsidiary in Chile in our North America segment, a one-time realized foreign currency loss of $1.6 million in our Europe segment related to a cash repatriation event, and ($1.5) million of cash received on an impaired note in Corporate and unallocated costs.

	Three Months Ended		Six Months Ended
(amounts in millions, except share and per share data)	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Loss from continuing operations, net of tax	$(22.3)	$(18.5)	$(212.4)	$(46.2)
Special items:(1)
Net legal and professional expenses and settlements	8.6	20.3	20.5	37.5
Goodwill impairment	—	—	137.7	—
Restructuring and asset-related charges, net	8.8	16.4	23.4	34.5
M&A related costs (income)	0.1	5.1	(0.5)	6.2
Net (gain) loss on sale of business, property and equipment	(2.2)	0.1	(2.8)	(2.8)
Loss on extinguishment and refinancing of debt	—	—	0.2	1.4
Share-based compensation expense	4.4	5.1	7.7	10.1
Non-cash foreign exchange transaction/translation gain	—	(1.2)	—	(2.7)
Accelerated amortization of an ERP system(2)	—	—	—	14.1
Other special items	1.1	3.1	3.9	7.4
Tax impact of special items(3)	(3.6)	(10.5)	(10.6)	(23.9)
Tax special items(4)	1.6	9.4	15.3	12.1
Adjusted Net (Loss) Income from continuing operations	$(3.4)	$29.4	$(17.6)	$47.8

Diluted loss per share from continuing operations	$(0.26)	$(0.22)	$(2.50)	$(0.54)
Special items:(1)
Net legal and professional expenses and settlements	0.10	0.24	0.24	0.43
Goodwill impairment	—	—	1.62	—
Restructuring and asset-related charges, net	0.10	0.19	0.27	0.40
M&A related costs (income)	—	0.06	(0.01)	0.07
Net gain on sale of business, property and equipment	(0.03)	—	(0.03)	(0.03)
Loss on extinguishment and refinancing of debt	—	—	—	0.02
Share-based compensation expense	0.05	0.06	0.09	0.12
Non-cash foreign exchange transaction/translation gain	—	(0.01)	—	(0.03)
Accelerated amortization of an ERP system(2)	—	—	—	0.16
Other special items	0.01	0.04	0.05	0.09
Tax impact of special items(3)	(0.04)	(0.12)	(0.12)	(0.28)
Tax special items(4)	0.02	0.11	0.18	0.14
Adjusted Net (Loss) Income per share from continuing operations	$(0.04)	$0.34	$(0.21)	$0.55

Weighted average diluted shares	85,298,517	86,472,671	85,111,100	86,769,580
Less: Effect of dilutive securities	—	1,200,972	—	1,372,513
Weighted average basic shares	85,298,517	85,271,699	85,111,100	85,397,067
Adjusted Net (Loss) Income from continuing operations per share may not sum due to rounding.
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
(2)Accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.
(3)Except as otherwise noted, adjustments to net (loss) income and net (loss) income per share are tax-effected at the jurisdictional statutory tax rate.

(4)Tax special items for the six months ended June 28, 2025, were primarily driven by valuation expense recorded against our U.S. tax attributes of $14.2 million. For the three and six months ended June 28, 2025, tax expense attributable to share-based compensation was $0.6 million and $1.8 million, respectively. Tax special items for the three and six months ended June 29, 2024 were primarily driven by tax expense on uncertain tax positions from audits dating back to the year 2015 of $7.7 million and $9.7 million, respectively, and valuation expense recorded against our tax attributes of $1.9 million and $2.3 million, respectively.

	Three Months Ended June 28, 2025
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$8.9	$(4.0)	$(27.3)	$(22.3)
Income tax expense (benefit)	5.3	4.5	(13.2)	(3.5)
Depreciation and amortization	16.8	8.2	2.4	27.4
Interest (income) expense, net	(0.6)	1.6	15.5	16.5
Special items:(1)
Net legal and professional expenses and settlements	0.8	1.7	6.2	8.6
Restructuring and asset-related charges, net	4.4	4.4	—	8.8
M&A related costs	—	—	0.1	0.1
Net gain on sale of business, property and equipment	(2.2)	—	—	(2.2)
Share-based compensation expense	1.0	0.6	2.9	4.4
Other special items	0.3	0.1	0.7	1.1
Adjusted EBITDA from continuing operations	$34.7	$17.0	$(12.8)	$39.0
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Three Months Ended June 29, 2024
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$30.7	$(5.0)	$(44.2)	$(18.5)
Income tax expense (benefit)	12.9	10.3	(13.7)	9.6
Depreciation and amortization	18.9	7.6	1.8	28.2
Interest expense, net	0.6	0.6	15.4	16.6
Special items:(1)
Net legal and professional expenses and settlements	0.9	1.1	18.3	20.3
Restructuring and asset-related charges	9.2	6.7	0.6	16.4
M&A related (income) costs	—	—	5.1	5.1
Net loss (gain) on sale property and equipment	0.3	(0.2)	—	0.1
Share-based compensation expense	1.0	0.1	3.9	5.1
Non-cash foreign exchange transaction/translation loss (gain)	0.2	(2.4)	0.9	(1.2)
Other special items	0.8	1.6	0.7	3.1
Adjusted EBITDA from continuing operations	$75.6	$20.4	$(11.2)	$84.8
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Six Months Ended June 28, 2025
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Loss from continuing operations, net of tax	$(152.3)	$(7.4)	$(52.7)	$(212.4)
Income tax expense (benefit)	14.6	6.4	(23.9)	(2.9)
Depreciation and amortization	34.1	15.8	4.8	54.7
Interest (income) expense, net	(1.2)	1.6	31.0	31.4
Special items:(1)
Net legal and professional expenses and settlements	1.5	2.7	16.3	20.5
Goodwill impairment	137.7	—	—	137.7
Restructuring and asset-related charges, net	15.1	7.6	0.7	23.4
M&A related income	—	—	(0.5)	(0.5)
Net gain on sale of business, property and equipment	(2.8)	—	—	(2.8)
Loss on extinguishment and refinancing of debt	—	—	0.2	0.2
Share-based compensation expense	1.5	1.0	5.1	7.7
Other special items	2.1	0.1	1.8	3.9
Adjusted EBITDA from continuing operations	$50.3	$27.7	$(17.1)	$60.9
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Six Months Ended June 29, 2024
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$47.0	$(5.0)	$(88.2)	$(46.2)
Income tax expense (benefit)	20.3	13.2	(27.4)	6.1
Depreciation and amortization(1)	36.9	15.1	17.7	69.7
Interest expense, net	1.3	0.9	30.0	32.3
Special items:(2)
Net legal and professional expenses and settlements	1.7	1.4	34.4	37.5
Restructuring and asset-related charges	23.1	10.6	0.8	34.5
M&A related costs	—	—	6.2	6.2
Net gain on sale of business, property and equipment	(2.6)	(0.2)	—	(2.8)
Loss on extinguishment and refinancing of debt	—	—	1.4	1.4
Share-based compensation expense	2.3	0.6	7.2	10.1
Non-cash foreign exchange transaction/translation loss (gain)	0.3	(3.3)	0.3	(2.7)
Other special items	6.5	1.6	(0.7)	7.4
Adjusted EBITDA from continuing operations	$136.8	$34.9	$(18.2)	$153.5
(1)Corporate and unallocated depreciation and amortization expense in the six months ended June 29, 2024, includes accelerated amortization of $14.1 million for an ERP system that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement.
(2)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Six Months Ended
(amounts in millions)	June 28, 2025	June 29, 2024
Net cash (used in) provided by operating activities	$(48.9)	$40.4
Less: capital expenditures(1)	76.1	74.1
Free Cash Flow(1)	$(125.1)	$(33.8)
(1)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading “Non-GAAP Financial Information.”

(amounts in millions except Net Debt Leverage)	June 28, 2025	December 31, 2024
Total debt	$1,178.6	$1,183.4
Less: cash and cash equivalents	134.1	150.3
Net Debt(1)	$1,044.5	$1,033.1
Divided by trailing twelve months Adjusted EBITDA from continuing operations(2)	182.6	275.2
Net Debt Leverage(1)	5.7x	3.8x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading “Non-GAAP Financial Information.”
(2)Trailing twelve months Adjusted EBITDA from continuing operations for both periods. Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”
Segment Results (Unaudited)
(In millions)

	Three Months Ended
(amounts in millions)	June 28, 2025	June 29, 2024	% Variance
Net revenues from external customers
North America	$555.7	$710.6	(21.8)%
Europe	268.1	275.4	(2.7)%
Total Consolidated	$823.7	$986.0	(16.5)%
Adjusted EBITDA from continuing operations(1)
North America	$34.7	$75.6	(54.1)%
Europe	17.0	20.4	(16.6)%
Corporate and unallocated costs	(12.8)	(11.2)	13.7%
Total Consolidated	$39.0	$84.8	(54.0)%

	Six Months Ended
(amounts in millions)	June 28, 2025	June 29, 2024	% Variance
Net revenues from external customers
North America	$1,086.2	$1,390.6	(21.9)%
Europe	513.5	554.5	(7.4)%
Total Consolidated	$1,599.7	$1,945.1	(17.8)%
Adjusted EBITDA from continuing operations(1)
North America	$50.3	$136.8	(63.3)%
Europe	27.7	34.9	(20.7)%
Corporate and unallocated costs	(17.1)	(18.2)	(6.3)%
Total Consolidated	$60.9	$153.5	(60.3)%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”